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                                                                   EXHIBIT 10.10

            DESCRIPTION OF SS&C TECHNOLOGIES, INC. ("SS&C") EXECUTIVE
                 OFFICER AND DIRECTOR COMPENSATION ARRANGEMENTS

Executive Compensation Program

      The objectives of SS&C's executive compensation program are to:

      - Attract and retain key executives critical to SS&C's long-term success;

      - Align the interests of executive officers with the interests of stockholders and SS&C's success; and

      - Recognize and reward individual performance and responsibility.

      General. SS&C's executive compensation program consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. In addition, executive officers are entitled to participate in benefit programs that are available generally to SS&C employees. These benefit programs include medical benefits, the employee stock purchase plan and the 401(k) profit sharing plan and trust.

      For 2004, SS&C's management recommended the executive compensation packages, subject to approval and oversight by the Compensation Committee of SS&C's Board. On March 11, 2005, the Compensation Committee ratified and approved the increased annual salaries of Messrs. Pedonti and Whitman set out below, effective as of March 1, 2005. The base compensation figure for Mr. Milne is based on the pound-dollar exchange rate as of March 8, 2005.

      Base Compensation (Annual Rate)

William C. Stone        Chairman of the Board and Chief Executive Officer      $   500,000
Normand A. Boulanger    President and Chief Operating Officer                      350,000
Patrick J. Pedonti      Senior Vice President and Chief Financial Officer          200,000
Stephen V.R. Whitman    Senior Vice President and General Counsel                  190,000
Kevin Milne             Senior Vice President--International                       383,178

      Short-Term Incentive Compensation. Under SS&C's senior officer short-term incentive program, the Compensation Committee has discretionary authority to award cash bonuses to individual executive officers. The Compensation Committee believes the short-term incentive program provides significant incentive to SS&C's executive officers because it enables the Compensation Committee to reward outstanding individual achievement. The total amount of funds available for annual bonuses to executive officers and other employees in the incentive program is tied to SS&C's overall financial performance. On March 11, 2005, the Compensation Committee elected to award the following bonuses to SS&C's executive officers for services rendered during 2004:

      Short-Term Incentive Compensation Awarded for Performance in
2004

William C. Stone        Chairman of the Board and Chief Executive Officer      $    700,000
Normand A. Boulanger    President and Chief Operating Officer                       250,000
Patrick J. Pedonti      Senior Vice President and Chief Financial Officer           100,000
Stephen V. R. Whitman   Senior Vice President and General Counsel                    75,000
Kevin Milne             Senior Vice President--International                         15% of
                                                                                base salary

      Long-Term Incentive Compensation. SS&C provides long-term incentives to its executive officers and key employees in the form of stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term stock

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ownership position in the common stock. Stock options are granted generally at the fair market value of the common stock at the time the option is granted. Accordingly, these stock options will only have value if SS&C's stock price increases above the fair market value of the common stock at the time the options were granted. In selecting executives eligible to receive option grants and determining the amount and frequency of such grants, the Compensation Committee evaluates a variety of factors, including (1) the job level of the executive and (2) past, current and prospective service to SS&C rendered, or to be rendered, by the executive. During 2004, SS&C granted options to purchase an aggregate of 50,000 shares of common stock to SS&C's executive officers.

Director Compensation Program

Under a revised director compensation program recommended by the Compensation Committee and adopted by the Board on March 11, 2005, each non-employee member of the Board shall receive (i) an annual payment of $10,000 for service on the Board, (ii) a payment of $1,000 for each Board meeting attended and (iii) a payment of $500 for each Committee meeting attended. In addition, the Chairman of the Audit Committee of the Board shall receive an annual payment of $5,000, and the Chairman of each other Board Committee shall receive an annual payment of $2,500. All of the directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings. Non-employee directors are also awarded non-statutory options under SS&C's 1996 Director Stock Option Plan. Each eligible director is entitled to receive an option to purchase shares of common stock upon his or her initial election to the Board and at each annual meeting of stockholders thereafter, provided that he or she continues to serve as a director immediately following such annual meeting. Such option shall be fully vested and shall have an exercise price of the closing price of the Corporation's common stock on the Nasdaq Stock Market on the date of grant. On March 11, 2005, the Board of Directors amended the Director Plan to reduce the initial and annual option grants from 7,500 to 5,000 shares.